Exhibit 10.1



              Investment and Business Development Agreement among
        Spectrum Information Technologies, Inc., Minutemeals.com, Inc.,
                     Joseph Langhan and Donald Moore, dated
                                 March 19, 1999



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                  INVESTMENT AND BUSINESS DEVELOPMENT AGREEMENT

     This Investment and Business Development Agreement dated as of March 19, 1999 (this "Agreement") by and among Spectrum Information Technologies, Inc. doing business as Siti-Sites. com, a Delaware corporation ("SITI"), Minutemeals.com, Inc., a Delaware corporation ("MM"), and Joseph Langhan and Donald Moore (each an "Individual" and, collectively, the "Individuals").

     WHEREAS, the Individuals are experienced in the development, testing and management of an Internet business;

     WHEREAS,  the  parties  have  formed MM to develop a Business  (as  defined
below),   including  an  Internet  website  known  as   "minutemeals.com"   (the
"Website"); and

     WHEREAS, the parties desire that the Business continue to be developed and that SITI have an option to make MM a wholly-owned subsidiary of SITI by merging a wholly-owned subsidiary of SITI with and into MM, all as provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:


1. Business. The parties intend for MM to initially market through the Internet and other marketing channels a series of products relating to the Website. The parties expect MM to derive revenues from Website viewers who purchase products offered on the Website, Internet retailers through affiliate programs and from tie-ins with magazines, television channels, radio stations and other advertisers. All of the foregoing revenue sources and services are collectively referred to herein as the "Business". Ultimately, the business of MM may evolve into a Web Portal or other on-line community, containing websites relating to cooking, personal makeover, home furnishings, equipment or related industries for active or working homemakers. The parties have prepared a budget, a copy of which is attached hereto as Exhibit A (the "Budget"), forecasting the revenues and expenses of the Business for the first 12 months following the date hereof. For so long as an Individual is a senior executive of MM, the parties shall prepare a similar budget for each subsequent 12 month period and each such budget shall be approved by SITI and at least one Individual.

2. Capital Contributions; Escrow Items. On the date hereof (a) the Individuals have contributed the assets listed on Schedule 1 to Exhibit B hereto to MM in exchange for 80 shares (40 in the name of each Individual) of common stock, par value $0.01, of MM ("MM Shares"), (b) SITI has contributed $105,000 (the "Initial Cash Contribution") to MM in exchange for 20 MM Shares, and (c) the Individuals or Joseph Langhan, as appropriate, have executed and delivered to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement dated the date hereof (the "Escrow Agreement"), among SITI, the Individuals and Sills, Cummis, Radin, Tischman, Epstein & Gross, P.A., as escrow agent (the "Escrow Agent"), (i) the Agreement of Merger in the form attached hereto as Exhibit E (the "Merger Agreement"), and (ii) the Certificate of Merger in the form

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attached  hereto as Exhibit F (the  "Certificate  of Merger").  The Initial Cash
Contribution shall be used by MM to establish a new office, engage personnel and continue the testing, development and marketing of the Website and the Business during the period commencing on the date hereof and ending on July 30, 1999 (the "Launch Phase"). In the event that the Initial Cash Contribution is inadequate
for  such  purposes  during  the  Launch  Phase,   SITI  shall  make  additional
contributions (the "Additional Launch Period Contributions") to MM for such purposes up to the aggregate amount set forth in the Budget. The Initial Cash Contribution, the Additional Launch Period Contributions and all other payments or contributions made by SITI to MM hereunder, shall be deposited into MM's bank account.

3. The Merger; The Start-Up Phase. (a) If SITI exercises its option to acquire the remaining MM Shares at the end of the Launch Phase pursuant to
Section 6(a) hereof, SITI shall, upon written notice to the Individuals and the Escrow Agent (the "Merger Notice"), cause the merger (the "Merger") of SITI-II with and into MM. The Merger Notice shall instruct the Escrow Agent to release the Merger Agreement and the Certificate of Merger to SITI at the end of the Launch Phase (or, if later, upon receipt of the Merger Notice). The Merger shall be effected upon the terms set forth in the Merger Agreement and shall be effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. After the execution hereof and prior to the Merger, the Individuals shall operate MM in the ordinary course, provide SITI with continued access to all information and facilities relating to the Business and not seek other partners in the Business.

     (b) After the effective time of the Merger, SITI shall make an additional contribution of $295,000 (less the aggregate amount of Additional Launch Period Contributions made by SITI to MM in accordance with Section 2 hereof) to MM (the "Subsequent Contribution") to be used during the period commencing at the end of the Launch Phase and ending on September 30, 1999 (the "Start-Up Phase") to continue the testing, development and marketing of the Website and the Business.

4. The Marketing Phase and Thereafter. (a) During the six month period after the end of the Start-Up Phase (the "Marketing Phase") (provided that SITI has exercised its option to acquire the remaining MM Shares at the end of the Launch Phase and has not exercised its option to terminate this Agreement at the end of the Start-Up Phase pursuant to Section 6(a) hereof), SITI shall make additional contributions to MM of approximately $100,000 each month as set forth in the Budget, or such other amount as the parties may agree upon in their discretion (the "Monthly Contributions"), to be used for marketing efforts and other business purposes.

     (b) SITI's directors shall (without compensation) provide advice and assistance regarding the Business to the Individuals during the Launch Phase, the Start-Up Phase and the Marketing Phase. SITI shall finance the second and subsequent years of operation of the Business, provided that revenues and income to be derived therefrom justify such continued financial support, as determined by SITI, in its sole judgment exercised in good faith after reasonable consultation with the Individuals. SITI shall provide each Individual who is an executive officer of MM at such time with 60 days' prior written notice of its intention to discontinue its financing of MM after the end of the Start-Up Phase.

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5.     The  Individuals.  (a) During the two year period  commencing on the date hereof, the Individuals shall devote all necessary time and effort to the Business to enable the results of operations of the Business to meet or exceed the levels set forth in the Budget or in any subsequent budget. Notwithstanding the foregoing, SITI and MM recognize that the Individuals cannot guarantee the performance of MM and that the results of operations of MM may fail to reach or exceed such levels despite the Individuals' efforts and time commitments. Joseph Langhan shall be the President and Chief Executive Officer and Donald Moore shall be the Executive Vice President and Chief Operating Officer of MM during such two-year period. The Individuals shall be compensated for their efforts hereunder as set forth in the Budget and each subsequent budget and herein. During such two-year period the Individuals and SITI shall work together to select a professional executive team who can adequately manage the Business thereafter, with continuing guidance, but more limited time commitments by the Individuals.

     (b) SITI recognizes that each of the Individuals is independent, operates his own consulting business and will continue to own or manage interests in other businesses, including other Internet businesses (collectively, including the consulting businesses, the "Other Businesses"). Each Individual shall have the right during the term hereof and thereafter to engage in Other Businesses whose products or activities do not compete with those of the Business or any other business conducted by MM at such time; provided that such restriction shall not apply after the Launch Phase if SITI does not exercise its option to acquire the remaining MM Shares at the end of the Launch Phase pursuant to
Section 6(a) hereof or after the Start-Up Phase if SITI exercises its option to terminate this Agreement at the end of the Start-Up Phase pursuant to Section 6(a) hereof. In addition, during the term hereof and thereafter, each Individual shall keep confidential and not use for his own account the trade secrets, know-how and other proprietary information and materials of the Business or any other business conducted by MM; provided that such restriction shall not apply after the Launch Phase if SITI does not exercise its option to acquire the remaining MM Shares at the end of the Launch Phase pursuant to Section 6(a) hereof or after the Start-Up Phase if SITI exercises its option to terminate this Agreement at the end of the Start-Up Phase pursuant to Section 6(a) hereof. In the event that SITI does not exercise its option to acquire the remaining MM Shares at the end of the Launch Phase or exercises its option to terminate this Agreement at the end of the Start-Up Phase pursuant to Section 6(a) hereof, SITI shall keep confidential and not use for its own account the trade secrets, know-how and other proprietary information and materials of the Business or any other business conducted by MM. Further, during the term hereof and for 12 months thereafter, unless SITI does not exercise its option to acquire the remaining MM Shares at the end of the Launch Phase or exercises its option to terminate this Agreement at the end of the Start-Up Phase pursuant to Section 6(a) hereof, neither Individual shall solicit, employ or otherwise, engage, as an employee, independent consultant or otherwise, any person who is an employee of MM at such time or at the time of termination, as the case may be. The


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Individuals  and SITI  acknowledge  and agree that (i) the  covenants  set forth above are necessary for the protection of the other and that the nature and scope of each such covenant is reasonable, and (ii) there may be no adequate remedy at law for any breach of said covenants and SITI, MM and the Individuals shall therefore be entitled to injunctive relief in the event of a breach or threatened breach thereof by SITI or the Individuals, as the case may be.

6. Evaluation and Merger and Termination Option. (a) SITI shall evaluate the progress of the Business, including the Website, at the end of the Launch Phase and at the end of the Start-Up Phase. If SITI, in its sole judgment exercised in good faith after reasonable consultation with the Individuals, determines at either such time that the Business, including the Website, is not or will not be sufficiently successful, SITI may (i) at the end of the Launch Phase, elect not to exercise its option to acquire the remaining MM Shares and terminate this Agreement upon written notice (the "Merger Option Termination Notice") to the Individuals and the Escrow Agent, and (ii) at the end of the Start-Up Phase, terminate this Agreement upon written notice (the "Termination Notice") to the Individuals and the Escrow Agent.

     (b) In the event that SITI elects not to exercise its option to acquire the remaining MM Shares and terminate this Agreement at the end of the Launch Phase, in consideration of the good faith efforts of the Individuals in the Launch Phase and the failure to complete the term of this Agreement, (i) SITI shall have no obligation to make any additional payments or contributions hereunder,
(ii) SITI shall deliver (or deliver instructions to its transfer agent to issue and deliver) to each Individual 50,000 shares of SITI's common stock, par value $0.001 ("SITI Shares") (100,000 SITI Shares in total), (iii) the Merger Option Termination Notice shall instruct the Escrow Agent to release the Merger Agreement and the Certificate of Merger to the Individuals, and (iv) SITI shall forfeit and transfer and deliver to MM all MM Shares owned by SITI.

     (c) In the event that SITI elects to terminate this Agreement at the end of the Start-Up Phase, in consideration of the good faith efforts of the Individuals in the Launch and Start-Up Phases and the failure to complete the term of this Agreement, (i) SITI shall have no obligation to make any additional payments or contributions hereunder, (ii) each Individual shall have the right to keep all SITI Shares delivered to him prior to such date, except as provided in clauses (iii) and (iv) below, (iii) SITI shall have the option to require each Individual to transfer and deliver to SITI 25,000 SITI Shares (50,000 Shares in total) in exchange for the transfer and delivery by SITI to MM of all MM Shares owned by SITI, and (iv) the Individuals, collectively, shall have the option to require SITI to transfer and deliver to MM all MM Shares owned by SITI in exchange for the transfer and delivery by each Individual of 25,000 SITI Shares (50,000 Shares in total) to SITI. In addition, in the event that SITI elects to terminate this Agreement at the end of the Start-Up Phase, the Termination Notice shall instruct the Escrow Agent to release all 250,000 remaining SITI Shares from escrow to SITI.

     (d) In support of its obligations under Sections 6(b) and (c) hereof, SITI agrees to retain, free and clear of all liens and encumbrances, and to not transfer or grant any right to obtain, its MM Shares until the end of the Start-Up Phase.


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7.   Representations   and  Warranties.   MM  and  the  Individuals   make  such
representations and warranties to SITI as are set forth in Exhibit B hereto. SITI makes such representations and warranties to MM and the Individuals as are set forth in Exhibit C hereto.

8. Successful Development. (a) SITI shall establish an incentive bonus plan for the twelve-month period commencing at the end of the Marketing Phase (the "Second Year") and the twelve-month period commencing at the end of the Second Year (the "Third Year") for the Individuals (provided they remain executive officers of MM) and other executives of MM added to their team after the end of the Marketing Phase, in an aggregate amount for such group equal to 15% of the gross revenues of MM in excess of 80% of the agreed budget (as such budget may be amended by mutual consent of SITI and at least one Individual, if at least one Individual is an executive officer of MM) for the Second Year or the Third Year, as the case may be. The Individuals and such other executives shall have the right to take all or any part of their portions of such bonus in SITI Shares, priced at the weighted average, based on daily trading volume, of the closing sale price of a Share for the first 30 trading days of the Second Year (with respect to the bonus relating to the Second Year) or the Third Year (with respect to the bonus relating to the Third Year). After the Third Year, such bonus system shall revert to the standard measure then being used in all divisions of SITI, based on revenues and/or earnings performance of the Website and related businesses established by the Individuals. In addition, if SITI adopts an incentive stock option plan after the date hereof for the benefit of the senior executives of SITI, the Individuals (after the Second Year) and any new senior executives of MM (during the term of their employment) shall be entitled to participate therein based upon their efforts and performance each year. SITI shall also make available to the Individuals SITI stock options or stock grants to be issued to attract worthy executives to their team.

     (b) The Individuals shall seek out and evaluate, and assist SITI in seeking out and evaluating, new business opportunities, including new ways to expand the Website concept, and consult with SITI regarding, and possibly participate in, other SITI projects. The parties will maintain the confidentiality of any proposed business opportunity or project, provided, however, that the Individuals may disclose such proposed opportunity or project to other persons at the end of the Review Period (as defined below) with respect thereto if SITI has not exercised its right of first refusal with respect thereto or such right has terminated as provided below. The Individuals shall present to SITI all new business opportunities and other business projects they locate or originate ("Individual Opportunities"). SITI shall have 60 days (the "Review Period") in which to evaluate any Individual Opportunity and shall have a right of first refusal with respect thereto. SITI and the Individuals shall negotiate in good faith on an annual basis regarding salaries and stock option incentives for their efforts described above. Such negotiations may occur more frequently if the nature and potential of any such opportunity or project (including any Individual Opportunity) requires immediate stock option or other recognition to the Individuals. The stock option incentives for any Individual Opportunity shall (subject to any stock or stock options required to be issued to third parties in connection with such Individual Opportunity) constitute a higher portion, and the salaries a lower portion, of the amount received by the
Individuals. If any such opportunity or project is not an Individual Opportunity, the stock option incentives shall constitute a lower portion, and


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the  salaries a higher  portion,  of the  amount  received  by the  Individuals.
Notwithstanding the foregoing, if SITI and the Individuals cannot conclude their negotiations regarding initial salaries and stock option incentives for the efforts of the Individuals in connection with any Individual Opportunity during the Review Period for such Individual Opportunity, SITI's right of first refusal with respect to such Individual Opportunity shall be deemed to terminate at the end of such Review Period.

9. Sale by SITI. (a) In the event that a Sale Transaction (as defined below) occurs with respect to MM during the Marketing Phase or the Second Year and SITI has not exercised its termination option pursuant to Section 6(a) hereof, (i) SITI and the Individuals shall each instruct the Escrow Agent to release all remaining SITI Shares from escrow to SITI, and (ii) each Individual shall have the right to receive 25% (50% in the aggregate) of the MM Net Sale Proceeds (as defined below) received by SITI in connection with such Sale Transaction, promptly after the payment or delivery thereof to SITI. Each Individual shall receive such portion of the MM Net Sale Proceeds in additional SITI Shares, to be valued as determined below. No such amount shall be due to the Individuals unless the MM Net Sale Proceeds are positive (as calculated for this Section 9(a)).

     (b) In the event that a Sale Transaction occurs with respect to MM during the period commencing on the end of the Second Year and ending on the fifth anniversary of the date hereof and SITI has not exercised its termination option pursuant to Section 6(a) hereof, (i) each Individual shall have the right to receive 20% (40% in the aggregate) of the MM Net Sale Proceeds received by SITI in connection with such Sale Transaction promptly after the payment or delivery thereof. Each Individual shall receive such portion of the MM Net Sale Proceeds in additional SITI Shares, to be valued as determined below. No such amount shall be due to the Individuals unless the MM Net Sale Proceeds are positive (as calculated for this Section 9(b)). If the MM Net Sale Proceeds are negative (as calculated for this Section 9(b)), then each Individual shall promptly transfer and deliver to SITI 75,000 SITI Shares (150,000 SITI Shares in total) previously issued to him hereunder.

     (c) In support of their obligations under Section 9(b) hereof, each Individual agrees to retain, free and clear of all liens and encumbrances, and to not transfer or grant any right to obtain 75,000 SITI Shares (150,000 SITI Shares in total) until the fifth anniversary of the date hereof.

     (d) The value of any SITI Shares of SITI to be transferred and delivered to the Individuals pursuant to Section 9(b) hereof in connection with a Sale Transaction shall be determined based upon the weighted average, based on daily trading volume, of the closing sale price of a Share for the 30 trading days immediately preceding the execution by SITI of final documentation relating to such Sale Transaction.



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     (e) The Individuals shall have a right of first refusal with respect to any
Sale Transaction provided that the consideration paid by the Individuals to SITI shall equal or exceed, in the judgment of SITI's Board of Directors, the consideration offered by third parties. In making such determination, SITI's Board of Directors shall consider the amount, nature and timing of such consideration, as well as the creditworthiness of the parties responsible therefor and any other items that SITI's Board of Directors deems relevant in the exercise of its fiduciary duties. To exercise its right of first refusal, the Individuals shall make an offer to SITI within 30 days of its receipt from SITI of the terms of a proposed Sale Transaction with a third party.

     (f) For purposes hereof, "Excess Net Proceeds" shall mean, with respect to any Sale Transaction, the net proceeds (after deducting reasonable out-of-pocket expenses, customary fees and taxes), whether in the form of cash, property, the right to receive cash or property in the future, or otherwise, received or to be received by SITI in connection with such Sale Transaction. In addition, for purposes hereof, "MM Net Sale Proceeds" shall mean, with respect to any Sale Transaction, (A) the Excess Net Proceeds of such Sale Transaction, less (B) for purposes of Sections 9(a) and (b), SITI's total cash investment in MM as of such date (including, without limitation, the Initial Contribution, the Additional Launch Period Contributions, the Subsequent Contribution, each Monthly Contribution and subsequent contributions of capital), less (C) for purposes of
Section 9(b) only, an equity yield on the amount set forth in clause (B) of this
Section 9(f), at the rate of 20% per annum compounded from the date such amounts were paid by SITI until the amount set forth in clause (B) of this Section 9(f) has been paid in full to SITI. Further, for purposes hereof, "Sale Transaction" shall mean (1) the acquisition of MM (or, in the event of a corporate restructuring or reorganization by SITI, any successor to MM resulting from such corporate restructuring or reorganization which is a majority-owned subsidiary of SITI or any of its affiliates (the "MM Successor")) by merger, consolidation or other business combination by any person other than SITI or any affiliate thereof (a "Third Party"), (2) the acquisition by a Third Party of all or substantially all of the assets of MM or the MM Successor, or (3) the acquisition by a Third Party of more than 50% of the outstanding stock of MM or the MM Successor.

10.  Board of Directors. (a) During the Launch Phase:

          (i) the Board of Directors of MM shall consist of five directors comprised of one person nominated by SITI (the "SITI Nominee"), the Individuals and two persons nominated by the Individuals.

          (ii) A preliminary agenda shall be disseminated with the notice of each meeting. Telephonic Board meetings may be used when necessary. A quorum at Board meetings shall require the presence of at least a majority of the directors, which must include the SITI Nominee and at least one Individual. Actions of the Board shall require approval of a majority of the directors; provided that actions with respect to the following matters must be approved by the SITI Nominee (as part of such majority):



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               (A) MM's annual  budget,  distributions  to  shareholders  of MM, employment or consulting contracts or arrangements or any business dealings with any shareholder of MM, or any of their affiliates;

               (B) borrowings, leases and guarantees of debt in any amounts over $50,000 in annual expense or exposure;

               (C) capital expenditures in excess of budgeted amounts, or other material variations from budgeted amounts or amounts set forth in any business plan;

               (D) changes in the nature of the Business; and

               (E) plans to go public, spin-off, sell, merge or otherwise transfer, all or substantially all the assets of MM, or liquidate or dissolve MM.

     (a) After the Launch Phase:

          (i) As long as each Individual remains as an executive officer of MM (but not later than the sixth anniversary of the date hereof), the Board of Directors of MM shall consist of five directors comprised of the Individuals and three SITI Nominees, at least one of whom shall be the Chief Executive Officer or Chief Financial Officer of SITI. The number of directors on Board of Directors of MM shall be reduced by one for each Individual that is no longer entitled to be, or no longer is, a director of MM. After the Individuals are no longer Board members and for so long as the Individuals collectively own at least 200,000 SITI Shares (but not later than the sixth anniversary of the date hereof), the Individuals shall be entitled to continue to attend all Board meetings of MM (except to the extent matters to be discussed at such Board meetings relate to the Individuals) as observers (without any right to vote).

          (ii) Board meetings shall occur as needed, but at least quarterly. A preliminary agenda shall be disseminated with the notice of each meeting. Telephonic Board meetings may be used when necessary. A quorum at Board meetings shall require the presence of at least a majority of the directors, at least two SITI Nominees and, for so long as both Individuals are directors of MM, at least one Individual. Actions of the Board of MM shall require approval of a majority of the directors; provided that actions with respect to the following matters must be approved by at least one SITI Nominee who is the Chief Executive Officer or Chief Financial Officer of SITI (as part of such majority) and shall be preceded by review and consultation with the Individuals (provided that they are directors/major shareholders of SITI at such time):

               (A) MM's annual budget, distributions to SITI, employment or consulting contracts or arrangements or any business dealings with SITI, any Individual or any of their affiliates;



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               (B) borrowings, leases and guarantees of debt in any amounts over
$50,000 in annual expense or exposure;

               (C) capital expenditures in excess of budgeted amounts, or other material variations from budgeted amounts or amounts set forth in any business plan;

               (D) changes in the nature of the Business; and

               (E) plans to go public, spin-off, sell, merge or otherwise transfer, all or substantially all the assets of MM, or liquidate or dissolve MM.

11. Status of Individuals. (a) For so long as the Individuals are senior executives of MM and/or substantial shareholders of SITI, SITI will consult with the Individuals regarding their views on website development, marketing strategies, and other general matters relating to SITI's business strategy. SITI will also have appropriate respect for their diligent investigation of corporate opportunities for SITI (with which SITI will cooperate) that they undertake as provided herein.

     (b) If SITI's board of directors desires to sell additional equity to finance a business opportunity by means of a private placement to significant shareholders of SITI, each Individual will be given an opportunity to invest (if he meets the investor eligibility requirements under applicable law) on similar terms on a pro-rata basis with other major stockholders of SITI, provided that
(i) such Individual owns at the closing of such sale at least the lesser of (A) 30% of the SITI Shares issued to such Investor as of such date under this Agreement, or (B) 60,000 SITI Shares, and (ii) SITI has exercised its option to acquire the remaining MM Shares at the end of the Launch Phase and has not exercised its option to terminate this Agreement at the end of the Start-Up Phase pursuant to Section 6(a) hereof.

     (c) If SITI's Board of Directors engages in a public offering or spin-off of the stock of MM or its successor, the Individuals (if they are still shareholders and/or executives of SITI) shall be entitled to participate therein proportionately on the same terms as other shareholders and/or executives, as the case may be, of SITI. In any such case, SITI shall offer each Individual an executive position and/or a Board seat with MM comparable to his level of employment/service at the time, at an appropriate salary and with stock options or grants which are proportionate to other executives or board members of MM or its successor at the time.

     (d) SITI shall grant to the Individuals customary "piggy-back" registration rights on registrations of SITI Shares, subject to customary terms and conditions (including, without limitation, cross-indemnifications, "stand-still" requirements, and the right of SITI and its underwriters, in view of market and other conditions, to reduce or eliminate the number of shares proposed to be registered).

12. Good Faith. The parties acknowledge that the Business is a start-up with high risk and growth potential, and anticipate possible changes of strategy or focus, and substantial capital needs. SITI and the Individuals foresee a continuing requirement of good-faith, fairness and full disclosure in their dealings with each other. They agree that such standards shall apply to all of their dealings with each other (whether through MM, other subsidiaries of SITI, or otherwise) and in issues of business policy. Good faith, fairness and full disclosure obligations, and all other obligations of the parties hereunder, shall apply hereunder subject to applicable law, including any fiduciary duties of the parties which may apply.

13. Inventions. The Individuals agree that any trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique (whether or not capable of being trademarked, copyrighted or patented) conceived, devised, developed or otherwise obtained by them while performing work for MM hereunder relating to the business, property, methods, suppliers or customers of MM shall be and become the property of MM; and each Individual agrees to give MM prompt written notice of his conception, invention, authorship, development or acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique and to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents and to do all appropriate lawful acts (all at MM's expense) as may be reasonably required by MM to transfer, assign, confirm and perfect in MM all legally protectible rights in any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique.

14. Legend. All SITI Shares issued to the Individuals shall bear the legend set forth on Exhibit D hereto.

15. Survival; Indemnity. (a) All of the representations and warranties of the parties contained in this Agreement or in any related document shall survive the execution, delivery and performance of this Agreement and the termination of this Agreement (notwithstanding any investigation made by or on behalf of any party). The covenants and other agreements contained in Sections 5(b), 6, 13, 15 and 16 shall survive the execution, delivery and performance of this Agreement, and the termination of this Agreement.

     (b) The Individuals hereby agree to jointly and severally indemnify, defend and hold harmless SITI, and its officers, directors, employees and agents from and against any loss, liability, action, proceeding, claim, damage, demand, cost, expense (including reasonable legal fees and expenses) or settlement (collectively, "Losses") incurred or suffered by it relating to or arising out of the breach of any representation, warranty, covenant or agreement of the Individuals contained in this Agreement or in any related document, provided, that notwithstanding the foregoing, neither Individual shall be liable for Losses to the extent resulting from the breach of any representation or warranty set forth in Section 2 of Exhibit B hereto by the other Individual.

     (c) SITI hereby agrees to indemnify, defend and hold harmless each Individual from and against any Losses incurred or suffered by him relating to or arising out of the breach of any representation, warranty, covenant or agreement of SITI contained in this Agreement or in any related document.

16. Miscellaneous. This Agreement (including the Schedules and Exhibits hereto) contains the entire understanding of the parties with respect to the subject matter hereof. All rights and remedies of the parties under any provision of this Agreement shall be in addition to any other rights and remedies provided hereunder or under applicable law. No amendment or modification of this Agreement shall be valid or binding unless made in writing and executed by the parties. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder. All consents and waivers shall be in writing. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, exclusive of conflicts of laws provisions. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the parties and their respective administrators, heirs, legatees, devisees, distributees, personal and legal representatives, executors, successors and permitted assigns. The Individuals shall not assign any of their rights or obligations hereunder without the written consent of SITI. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Agreement.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement, or caused this Agreement to be duly executed and delivered, as of the day and year first written above.

ATTEST:                                         SPECTRUM INFORMATION
                                                TECHNOLOGIES, INC.


By:_________________________                    By:_____________________________
                                                Name:    Lawrence Powers
                                                Title:   Chief Executive Officer


ATTEST:                                         MINUTEMEALS.COM, INC.


By:________________________                     By:__________________________
                                                Name:    Joseph Langhan
                                                Title:   President

WITNESS:


___________________________                     __________________________
                                                JOSEPH LANGHAN

WITNESS:


___________________________                     __________________________
                                                DONALD MOORE

                                   Exhibit A

                                    [Budget]

                                    Exhibit B

1.   MM and the Individuals make the following representations and warranties to
     SITI:

     (a) MM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement, and any related document to be delivered by MM pursuant to this Agreement, have been authorized by all necessary corporate action of MM, do not violate or result in a breach of any of MM's organizing or governing documents or any agreement to which MM is a party or is subject, or any law, judgment, order, writ, injunction, decree, rule or regulation of any court or administrative agency by which MM or any of its assets is bound. This Agreement, and any related document to be delivered by MM pursuant to this Agreement, when executed and delivered by MM, will constitute a valid and legally binding obligation of MM, enforceable in accordance with its terms.

     (b) The execution and delivery of this Agreement, and any related document to be delivered by either Individual pursuant to this Agreement, do not violate or result in a breach of any agreement to which either Individual is a party or is subject, or any law, judgment, order, writ, injunction, decree, rule or regulation of any court or administrative agency by which either Individual or any of his assets is bound. This Agreement, and any related document to be delivered by the Individuals pursuant to this Agreement, when executed and delivered by each Individual, will constitute a valid and legally binding obligation of such Individual, enforceable in accordance with its terms. The Individuals own all of the issued and outstanding stock of MM, free and clear of all liens and encumbrances.

     (c) Schedule 1 to this Exhibit B contains a list of all assets of MM on the date hereof, including, without limitation, all Intellectual Property (as defined in paragraph (f) below), confidential plans, studies and budgets. MM has good and marketable title (free and clear of all liens and encumbrances) to all of its assets. Such assets constitute all assets which are necessary to the Business as presently conducted.

     (d) As of the date hereof, there are no oral or written agreements to which MM is a party or by which it or its assets are bound or pursuant to which it has rights except as set forth on Schedule 2 to this Exhibit B. There are no defaults by MM, or, to the best knowledge of MM and the Individuals, any other party thereto, under any such agreement. The Business has complied with and is in compliance with all laws, rules and regulations applicable to it, except where such failure to comply would not have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of MM. No representation or warranty by MM or either Individual in this Agreement or in any other document delivered or to be delivered to SITI by or on behalf of MM or either Individual (on or prior to the date hereof) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

     (e) MM has delivered to SITI a balance sheet as of March 17, 1999 (the "Balance Sheet"). The Balance Sheet has been prepared in accordance with generally accepted accounting principles and fairly presents the financial condition of MM as of the date thereof. Since the date thereof, there has not been any change in the assets, liabilities, financial condition or operations of MM from that reflected in the Balance Sheet, except changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse. The Budget was prepared based upon reasonable assumptions given the operations of the Business to date, the current state of the economy and other relevant factors.

     (f) MM owns or has the right to use all patents, patent applications, trademarks, service marks, trade names, copyrights, or other trade secrets and processes (collectively, the "Intellectual Property") used or proposed to be used by MM in the conduct of the Business. The Individuals do not have any knowledge that MM's ownership, possession or other use or exploitation of any of its Intellectual Property violates the rights of any person or entity. To the best knowledge of MM and the Individuals, no Individual or any other person or entity owns or has any other right in or to, or has claimed any ownership or other right in or to, any Intellectual Property.

     (g) Neither Individual is a party to any other agreement which contains provisions relating to non-competition, non-solicitation of customers, non-disclosure of confidential information or proprietary information, non-inducement or non-hiring of employees or agents of another party, work-for-hire or any other agreement or provision which, directly or indirectly,
(i) limits the freedom of such Individual to compete in any line of business in any geographical area, (ii) limits the freedom of such Individual to use any patent, trademark, trade name, service mark, copyright, or other item of intellectual property, or (iii) claims ownership for any other party of intellectual property created by such Individual (collectively, "Restrictive Covenant Agreements").

     (h) There are no actions, claims, suits, proceedings or, to the best knowledge of MM and the Individuals, investigations, pending or, to the best knowledge of MM and the Individuals, threatened, against MM or its properties, or against either Individual before any court, governmental agency, arbitration board or other tribunal.

     (i) The Website is Year 2000 Compliant (as defined below) and will not be adversely affected with respect to functionality, interoperability, performance or volume capacity by virtue of the arrival of the year 2000. For purposes of this Agreement, "Year 2000 Compliant" means that the Website (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date; in each case without human intervention, other than original data entry; provided in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company correctly exchange date data with or provide data to the Website.

2.   Each  Individual  makes  the  following   additional   representations  and
     warranties to SITI:

     Such Individual is capable of evaluating the merits and risks of an investment in SITI; such Individual is acquiring his SITI Shares for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof; such Individual understands that his SITI Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws and that the SITI Shares may not be sold without such registration or an exemption therefrom; such Individual is not relying on SITI, its representatives or agents, or on any representation or warranty contained herein or in any other document delivered by SITI in connection herewith, with respect to the tax consequences of this Agreement; and such Individual has had, prior to the date hereof, the opportunity to ask questions of, and receive answers and additional information from, SITI concerning SITI's business, management and financial affairs.

                                   Exhibit C

     SITI makes the following representations and warranties to the Individuals:

     (a) SITI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement, and any related document to be delivered by SITI pursuant to this Agreement, have been authorized by all necessary corporate action of SITI, do not violate or result in a breach of any of SITI's organizing or governing documents or any agreement to which SITI is a party or is subject, or any law, judgment, order, writ, injunction, decree, rule or regulation of any court or administrative agency by which SITI or any of its assets is bound. This Agreement, and any related document to be delivered by SITI pursuant to this Agreement, when executed and delivered by SITI, will constitute a valid and legally binding obligation of SITI, enforceable in accordance with its terms.

     (b) The audited consolidated financial statements of SITI contained in SITI's Annual Report on Form 10-K for the year ended March 31, 1998 and the unaudited consolidated interim financial statements of SITI for the fiscal quarter ended December 31, 1998 contained in SITI's Quarterly Report on Form 10-Q for the quarter then ended, including the notes relating thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, or in the case of the unaudited interim financial statements, as may be permitted by the Securities and Exchange Commission on Form 10-Q under the Securities Exchange Act of 1934, as amended). Said financial statements and related notes fairly present (subject, in the case of interim financial statements, to year-end audit and adjustments) the consolidated financial position and the results of operations and cash flow of SITI as of the respective dates thereof and for the periods indicated. Since December 31, 1998, there has not been any change in the business condition of SITI, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse.

     (c) The SITI Shares to be issued to the Individuals hereunder and under the Merger Agreement, upon issuance and release from escrow, if applicable, will be duly authorized and validly issued, full paid and non-assessable and will be free of all liens and encumbrances.

     (d) Assuming the truth and accuracy of the Individual's representations in Exhibit B hereto, the sale of the SITI Shares to be issued to the Individuals hereunder and under the Merger Agreement constitutes a transaction exempt from the registration requirements of Section 5 of the Securities Act.

                                   Exhibit D


     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE OWNER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

                                   Exhibit E

                               [Merger Agreement]

                                   Exhibit F

                            [Certificate of Merger]